Exhibit j under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 2-66437) of Edward Jones Money Market Fund, and to the incorporation by reference of our report, dated April 17, 2009, on Edward Jones Money Market Fund included in the Annual Shareholder Report for the fiscal year ended February 28, 2009.

  /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2009